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                                                                     EXHIBIT 4.6

                                 CHEMFIRST INC.

                         1980 LONG-TERM INCENTIVE PLAN


1.       PURPOSE.    The purpose of the CHEMFIRST INC. 1980 LONG-TERM INCENTIVE
         PLAN (the "PLAN") is to further the growth in earnings and market appreciation of CHEMFIRST INC. (the "COMPANY"). The PLAN provides long-term incentives to those officers and key employees of the COMPANY or its subsidiaries, partnerships or joint ventures who make substantial contributions to the COMPANY by their ability, loyalty, industry, and invention. The COMPANY intends that the PLAN will thereby facilitate securing, retaining and motivating officers and key employees of high caliber and good potential.

2.       ADMINISTRATION.    The PLAN shall be administered by the Board of
         Directors (the "Board") of the COMPANY or by a Committee of the Board. Unless the board consists solely of "disinterested persons" within the meaning of Rule 16b-3 of the Securities and Exchange Commission, a Committee (the "Committee") of two or more directors, each of whom is a "disinterested person" within the meaning of such rule, shall make any decisions regarding the selection of officers and directors for participation under the PLAN and any decisions concerning the timing, pricing, and amount of a grant or award under the PLAN except for any grants or awards determined pursuant to a formula satisfying the provisions of Rule 16b-3(c)(ii) of the Securities and Exchange Commission. The Board or the Committee, as the case may be, shall have full and final authority in its discretion to conclusively interpret the provisions of the PLAN and to decide all questions of fact arising in its application; to determine the employees and officers to whom awards shall be made under the PLAN; to determine the type of award to be made and the amount, size and terms of each such award; to determine the time when awards will be granted; and to make all other determinations necessary or advisable for the administration of this PLAN. All provisions elsewhere in this PLAN dealing with administration of and decisions under this PLAN which refer to the Board shall be deemed to refer to the Committee whenever the Committee is administering this PLAN pursuant to this Section 2.

3.       SHARES SUBJECT TO PLAN.    Subject to the provisions of Paragraph
         10(c) and Paragraph 18 hereof, the shares that may be issued under the PLAN shall not exceed in the aggregate 1,500,000 shares of the common stock of the COMPANY. Such shares may be authorized and unissued shares or treasury shares. Except as otherwise provided herein, any share subject to an option or right which for any reason expires or is terminated unexercised as to such shares shall again be available under the PLAN.

4.       PARTICIPANTS.    Persons eligible to participate shall be limited to
         those officers and key employees of the COMPANY or any of its subsidiaries, or a partnership or joint
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         venture in which the COMPANY has at least a fifty (50%) percent ownership interest, who are in positions in which their decisions, actions and counsel significantly impact upon the performance of the COMPANY or its subsidiaries. However, awards of Incentive Stock Options as provided in Paragraph 6 shall be limited to employees of the COMPANY or any of its subsidiaries. Directors of the COMPANY who are not otherwise salaried employees of the COMPANY shall not be eligible to participate in the PLAN.

5.       AWARDS UNDER THE PLAN.    Awards under the PLAN may be in the form of
         stock options, options to purchase debentures convertible into common or convertible preferred stock of the COMPANY, stock appreciation rights, performance units, restricted stock, supplemental cash and such other forms as the Board may in its discretion deem appropriate, including any combination of the above. The Board or Committee, as the case may be, shall make the grant of the awards. No one employee shall receive awards in the form of stock in excess of one-fifth (1/5) of the total shares subject to this PLAN. No fractional shares shall be issued under this PLAN, and the minimum value of any shares issued under this PLAN shall be the par value at the time of award.

6.       STOCK OPTIONS.    Options shall be evidenced by stock option
         agreements in such form and not inconsistent with this PLAN as the Board shall approve from time to time, which agreements shall contain in substance the following terms and conditions:

         (a)     OPTION PRICE.    The purchase price per share of stock
                 deliverable upon the exercise of an option shall not be less than one hundred (100%) percent of the fair market value of the stock on the day the option is granted, as determined by the Board but in no event less than the par value of such stock. The fair market value per share of common stock shall be the average of the highest and lowest prices of common stock traded on the principal market of the stock on the day the option is granted. If no sale of the COMPANY's common stock shall have been made on the principal market for the stock on the day the option is granted, the fair market value shall be based upon the next preceding day on which there was a sale of such common stock.

         (b)     EXERCISE OF OPTION.    Each stock option agreement shall state
                 the period or periods of time in which the option may be exercised by the participant, in whole or in part, which shall be such period or periods of time as may be determined by the Board, provided that the option period shall not commence earlier than six (6) months after the date of the grant of an Incentive Stock Option or six (6) months and one (1) day after the grant of a Non-Statutory Stock Option nor end later than ten (10) years after the date of the grant of an Incentive Stock Option or ten (10) years and one (1) day after the date of the grant of a





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                 Non-Statutory Stock Option.  No Incentive Stock Option granted before January 1, 1987 shall be exercisable while there is outstanding (as defined in Section 422A of the Internal
                 Revenue Code as in effect with respect to such Incentive Stock Options) any Incentive Stock Option theretofore granted to the holder of such option to purchase stock in the COMPANY or any corporation which (at the time of the granting of such option) is a parent or a subsidiary corporation of the COMPANY, or any predecessor of any such corporations. An option shall be outstanding until it is exercised in full or expires by reason of lapse of time. No employee/optionee shall own stock possessing more than ten (10%) percent of the total combined voting power of all classes of stock of the COMPANY or a subsidiary at the time any option is granted to that employee/optionee.

         (c)     PAYMENT FOR SHARES.    Stock purchased pursuant to an option
                 agreement should be paid for in full at the time of purchase, either in the form of cash, common stock of the COMPANY at fair market value, or in a combination thereof, as the Board may determine.

         (d)     RIGHTS UPON TERMINATION OF EMPLOYMENT.    In the event that an
                 optionee dies or retires or becomes disabled or ceases to be an employee of either the COMPANY or one or more of its subsidiaries, or a partnership or joint venture in which the COMPANY has at least a fifty (50%) percent ownership interest, within six (6) months following a Change of Control (as defined in Paragraph 21) of the COMPANY prior to expiration of his option without having fully exercised his option, the optionee or his legal successor shall have the right to exercise the option during its term within a period of twelve
                 (12) months (or three (3) months in the case of an Incentive Stock Option granted prior to August 1, 1984 or exercised other than by a disabled employee or the legal successor of a deceased employee) after the date of such termination of employment, or such longer period as determined by majority decision of the Board. In the event of such termination of employment by the COMPANY for cause, the optionee shall have the right to exercise the option during its term within a period of thirty (30) days after such termination. In the event of such termination of employment for any other reason, the optionee shall have the right to exercise the option during its term within a period of six (6) months (or thirty
                 (30) days in the case of an Incentive Stock Option granted prior to August 1, 1984 or three (3) months in the case of an Incentive Stock Option granted on or after August 1, 1984) after such termination.

         (e)     CERTAIN LIMITATIONS.    In the case of Incentive Stock Options
                 granted before January 1, 1987, the aggregate fair market value (determined as of the time an Incentive Stock Option is granted) of the stock for which an officer or employee may be granted Incentive Stock Options in any calendar year under all plans of the COMPANY and its parent or subsidiary corporations shall not exceed ONE HUNDRED THOUSAND DOLLARS ($100,000) plus any unused limit





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                 carryover to such year computed in accordance with Section
                 422A(c) (4) of the Internal Revenue Code as in effect with respect to such Incentive Stock Options. In the case of Incentive Stock Options granted after December 31, 1986, the aggregate fair market value (determined as of the time an Incentive Stock Option is granted) of the stock with respect to which Incentive Stock Options become exercisable for the first time by an individual during any calendar year under all plans of the COMPANY and its parent or subsidiary corporations shall not exceed ONE HUNDRED THOUSAND DOLLARS ($100,000).

         (f) DESIGNATION OF OPTIONS. At the time any option is granted under the Plan, the Board shall determine whether or not the option is to be an Incentive Stock Option, and the option shall be clearly identified as to its status as an Incentive Stock Option or a Non-Statutory Stock Option (which is any option that is not an Incentive Stock Option).

         (g)     AMENDMENT OF OPTIONS.    The Board of Directors of the COMPANY
                 shall be authorized to amend any or all stock options now or hereafter outstanding so that they can be exercised for the purchase of the COMPANY's convertible subordinated debentures in accordance with the terms of this Paragraph 6(g) and Paragraph 10 instead of common stock. A separate series of debentures and a separate series of preferred stock shall be established to correspond to each group of amended stock options having a particular grant date and exercise price. Each such series of debentures will be convertible into the corresponding series of preferred stock at a conversion price per share equal to the exercise price per share provided in the stock option agreement being amended, as determined immediately prior to such amendment. The term of the debenture option and the maturity date of the debentures subject thereto will be coextensive with the remaining term of the option agreement being amended.

7.       STOCK APPRECIATION RIGHTS.    Stock appreciation rights shall be
         evidenced by stock appreciation right agreements in such form and not inconsistent with this PLAN as the Board shall approve from time to time, which agreements shall contain in substance the following terms and conditions:

         (a)     AWARD.    A stock appreciation right shall entitle the grantee
                 to receive upon exercise the excess of (a) the fair market value of a specified number of shares of the COMPANY's common stock at the time of exercise over (b) a specified price which shall not be less than one hundred (100%) percent of the fair market value of the stock at the time the appreciation right was granted, or, if connected with a previously issued stock option, not less than one hundred (100%) percent of the fair market value of the stock at the time such option was granted. A stock appreciation right may be granted in connection with all or any portion of a previously or contemporaneously granted stock option (including, in addition to





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                 options granted under the PLAN, options granted under other plans of the COMPANY), or not in connection with a stock option.

         (b)     TERM.    Stock appreciation rights shall be granted for a
                 period of not less than one (1) year nor more than ten (10) years, and shall be exercisable in whole or in part, at such time or times and subject to such other terms and conditions as shall be prescribed by the Board at the time of grant, subject to all of the following:

                 (i) No stock appreciation right shall be exercisable, in whole or in part, during the six (6) month period starting with the date of grant; and

                 (ii) Stock appreciation rights will be exercisable only during grantee's employment by the COMPANY or its subsidiaries, partnerships or joint ventures in which the COMPANY has at least a fifty (50%) percent ownership interest, except that in the discretion of the Board a stock appreciation right may be made exercisable for up to thirty (30) days after the grantee's employment is terminated for any reason other than death, disability or retirement. In the event that a grantee dies or retires or becomes disabled prior to exercise of stock appreciation rights, the grantee or his legal successor shall have the right to exercise the rights during their term within a period of twelve (12) months after the date of termination due to death, disability or retirement, or such longer period as determined by majority decision of the Board.

         (c)     PAYMENT.    Upon exercise of a stock appreciation right,
                 payment shall be made in the form of common stock of the COMPANY (at fair market value on the date of exercise), in cash, or in a combination thereof, as the Board may determine.

8.       PERFORMANCE UNITS.    Performance Units ("Units") shall be evidenced
         by performance unit agreements in such form and not inconsistent with this PLAN as the Board shall approve from time to time, which agreements shall contain in substance the following terms and conditions:

         (a)     PERFORMANCE PERIOD.    The performance period for a Unit shall
                 be established by the Board and shall be not more than five
                 (5) years, nor less than two (2) years.

         (b)     VALUATION OF UNITS.    A value for each Unit shall be
                 established by the Board, together with principal and minimum performance targets to be achieved in respect of the Unit during the performance period. The participant shall be entitled to receive one hundred (100%) percent of the value of the Unit, if the





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                 principal target is achieved during the performance period, but shall be entitled to receive nothing for such Unit if the minimum target is not achieved during the performance period. The participant shall be entitled to receive a stated portion of the value of the Unit for performance during the performance period which meets or exceeds the minimum target but fails to meet the principal target.

         (c)     PERFORMANCE TARGETS.    The performance targets established
                 under the PLAN shall relate to the COMPANY's performance (or the performance of its subsidiaries, partnerships or joint ventures in which the COMPANY has at least a fifty (50%) percent ownership interest, herein collectively referred to in this Paragraph (c) as "COMPANY's performance") over the performance period, and may be established in terms of growth in earnings or equity, ratio of earnings to shareholders' equity or to total capital, or other performance standards as determined by the Board in its discretion. Multiple targets may be used and may have the same or different weighting, and they may relate to absolute COMPANY's performance, or the COMPANY's performance as measured against the performance of other companies, or the COMPANY's performance as measured against other standards as determined by the Board in its discretion.

         (d)     ADJUSTMENTS.    At any time prior to payment of the Units, the
                 Board may adjust previously established performance targets and other terms and conditions, including the COMPANY's (or its subsidiaries, partnerships or joint ventures in which the COMPANY has at least a fifty (50%) percent ownership interest) or other companies' financial performance for PLAN purposes, to reflect major unforeseen events such as changes in laws, regulations or accounting policies or procedures, mergers, acquisitions or divestitures or extraordinary, unusual or non-recurring items or events.

         (e)     PAYMENTS OF UNITS.    Following the conclusion of each
                 performance period, the Board shall determine the extent to which performance targets have been attained for such period as well as the other terms and conditions established by the Board. The Board shall determine what, if any, payment is due on the Units and whether such payment shall be made in cash, in common stock of the COMPANY, or partially in cash and partially in common stock of the COMPANY. Any payments made in stock shall be calculated on the fair market value of the stock. Payment shall be made as promptly as practicable following the end of the performance period unless deferred subject to such terms and conditions as may be prescribed by the Board. The Board may authorize payments in common stock under any previously existing Performance Unit Plans of the COMPANY. Any payments made in common stock of a previously existing Performance Unit Plan shall be calculated on the fair market value of the stock.





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         (f)     TERMINATION OF EMPLOYMENT.    In the event that a participant
                 holding a Unit award ceases to be an employee of the COMPANY, or its subsidiaries, partnerships or joint ventures in which the COMPANY has at least a fifty (50%) percent ownership interest, prior to the end of the applicable performance period by reason of death, disability or retirement, with the consent of the Board his Units, to the extent earned under the applicable performance targets, shall be payable at the end of the performance period in proportion to the active service of the participant during the performance period, as determined by the Board. Upon any other termination of employment, participation shall terminate forthwith and all outstanding Units held by the participant shall be canceled.

         (g)     OTHER TERMS.    The Unit agreements shall contain such other
                 terms and provisions and conditions not inconsistent with this PLAN as shall be determined by the Board.

9.       RESTRICTED STOCK AWARDS.    Restricted stock awards shall be evidenced
         by restricted stock agreements in such form and not inconsistent with this PLAN as the Board shall approve from time to time, which agreements shall contain in substance the following terms and conditions:

         (a)     RESTRICTION PERIOD.    Shares awarded pursuant to restricted
                 stock awards shall be subject to such conditions, terms and restrictions (including performance achievement earnout, forfeiture and transfer) and for such period or periods as shall be determined by the Board. The Board shall have the power to permit, in its discretion, an acceleration of the expiration of the applicable restriction period with respect to any part or all of the shares awarded to a participant.

         (b)     RESTRICTIONS UPON TRANSFER.    Shares awarded, and the right
                 to vote such shares and to receive dividends thereon, may not be sold, assigned, transferred, exchanged, pledged, hypothecated, or otherwise encumbered, except as herein provided, during the restriction period applicable to such shares. Notwithstanding the foregoing, and except as otherwise provided in the PLAN, the participant shall have all the other rights of a stockholder including, but not limited to, the right to receive dividends and the right to vote such shares.

         (c)     CERTIFICATES.    Each certificate issued in respect of shares
                 awarded to a participant shall be deposited with the COMPANY, or its designee, and shall bear the following legend:

                 "This certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture and restrictions against transfer) contained in the CHEMFIRST INC. 1980 Long-Term Incentive Plan and an Agreement entered into between the registered owner and





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                 CHEMFIRST INC.  Release from such terms and conditions shall be obtained only in accordance with the provisions of the PLAN and Agreement, a copy of each of which is on file in the office of the Secretary of CHEMFIRST INC., Jackson, Mississippi.

         (d)     LAPSE OF RESTRICTIONS.    The Agreement shall specify the
                 conditions and terms upon which any restrictions upon shares under the PLAN shall lapse, as determined by the Board. Upon the lapse of such restrictions, shares of common stock, free of any restrictive legend shall be issued to the participant or his legal representative.

10.      DEBENTURE OPTIONS.    Debenture options shall be evidenced by
         debenture option agreements in such form and not inconsistent with the PLAN as the Board shall approve from time to time, which agreements shall be subject to the following terms and conditions:

         (a)     OPTION PROVISIONS.    Regular debenture options will be
                 granted to purchase debentures of a particular series.
                 Special debenture options to purchase debentures of a particular series can be created upon the amendment of outstanding stock options to convert them into debenture options as authorized by Paragraph 6(g). Regular debenture options will be exercisable at any time within ten (10) years after grant. Special debenture options will be exercisable during the remaining term initially prescribed in the converted stock option. Debenture options will not be transferable except by operation of law and may be exercised during the optionee's lifetime only by the optionee. The purchase price upon exercise of a debenture option will be par (that is, the principal amount of the debenture) and shall be paid in full in cash at the time of purchase. In the event that the holder of a debenture option dies or retires or becomes disabled or ceases to be an employee of either COMPANY or one or more of its subsidiaries, or a partnership or joint venture in which the COMPANY has at least a fifty (50%) percent ownership interest, within six (6) months following a Change of Control (as defined in Paragraph 21) of the COMPANY prior to expiration of the debenture option without having fully exercised his option, the holder of the debenture option or his legal successor shall have the right to exercise the debenture option during its term within a period of twelve
                 (12) months after the date of such death, disability, retirement or termination of employment or such longer period as determined by majority decision of the Board. In the event of such termination of employment by the COMPANY for cause, the optionee shall have the right to exercise a debenture option during its term within a period of thirty (30) days after such termination. In the event of such termination of employment for any other reason, the optionee shall have the right to exercise a debenture option during its term within a period of six (6) months after such termination.





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         (b)     DEBENTURE TERMS.    Debentures acquired upon exercise of a
                 regular debenture option will mature ten (10) years after grant of the regular debenture option. Debentures acquired upon exercise of a special debenture option will mature on the date initially prescribed as the expiration date of the converted stock option. The debentures will bear interest at a floating rate of one (1%) percent less than the rate publicly announced as its prime rate by Deposit Guaranty National Bank or such other bank as is designated by the Board of Directors of the COMPANY or the maximum legal rate under applicable law. Interest on the debentures will be payable semi-annually on January 1 and July 1 of each year.
                 Debentures may not be transferred or pledged without written consent of the COMPANY. The debentures will be subordinated generally to the COMPANY's other indebtedness.

         (c)     CONVERSION RIGHTS.    Each debenture will contain conversion
                 rights exercisable at any time more than six (6) months after the award of the debenture option and prior to maturity or redemption of the debenture (except while the debentures are pledged). Debentures of each series will be convertible into a special series of preferred stock of the COMPANY based on a price per share of the preferred stock equal to (a) the fair market value of the COMPANY's common stock (determined as provided in Paragraph 6 above) on the date of grant of the option to purchase the debenture if the debenture is acquired under a regular debenture option or (b) the exercise price per share provided in the amended stock option immediately prior to its conversion into a debenture option if the debenture is acquired under a special debenture option. Each share of preferred stock issued upon conversion of a debenture will in turn be immediately convertible into one (1) share of common stock of the COMPANY, subject to adjustment pursuant to the following sentence. In the event of a reclassification, recapitalization,merger, consolidation, reorganization, issuance of warrants, rights or debentures, stock dividend, stock split or reverse stock split, cash dividend, property dividend, including, without limitation, a distribution of the stock of a subsidiary, combination or exchange of shares, repurchase of shares, or any other change in corporate structure which in the judgment of the Board materially affects the value of the Company's shares subsequent to grant of a regular debenture option or subsequent to the conversion of a stock option into a special debenture option, the Board shall determine the appropriate adjustments, if any, to the number of shares of common stock of the Company issuable upon conversion of preferred stock under the preceding sentence.

         (d)     REDEMPTION AND CALL OF DEBENTURES.    A debenture shall be
                 redeemable by the holder at par on any interest payment date which is more than one (1) year after issuance of the debenture. Debentures may be called by the COMPANY for repayment as of any interest payment date following twelve
                 (12) months prior notice. Upon any redemption pursuant to call by the COMPANY, the debenture holder will be paid par plus interest to the date of redemption.





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         (e)     PLEDGE OF DEBENTURES.    If any debenture is pledged by the
                 holder for a loan with the consent of the COMPANY, the debenture will not be convertible while the debenture remains pledged. Upon any default on the loan for which a debenture is pledged with the consent of the COMPANY, the lender may redeem the debenture at par on any interest payment date.
                 Upon notice to the COMPANY from the purchaser and the lender to which a debenture has been pledged that the debt has been discharged, the conversion right will automatically be restored. If a holder sells, assigns, transfers or pledges a debenture without the COMPANY's consent, the conversion right with respect to the debenture will permanently cease to exist.

11.      SUPPLEMENTAL CASH PAYMENTS.    Subject to the Board's discretion, any
         options, stock appreciation rights, performance units or restricted stock agreements may provide for the payment by the COMPANY of a supplemental cash payment to a participant promptly after the exercise of a stock option, debenture option or stock appreciation right, or at the time of payment of a performance unit or at the end of a restriction period of a restricted stock award. Supplemental cash payments shall be subject to such terms and conditions as shall be provided by the Board at the time of grant, provided that in no event shall the amount of each payment exceed:

         (a) In the case of an option, the excess of the fair market value of a common share on the date of exercise over the option price multiplied by the number of shares for which such option is exercised, or

         (b) In the case of a stock appreciation right, performance unit or restricted stock award, the value of the shares and other consideration issued in payment of such award.

         (c) In the case of a debenture option, the excess of the fair market value of the debentures purchased upon exercise of the debenture option over the par value of the purchased debentures.

12.      GENERAL RESTRICTIONS.    Each award under the PLAN shall be subject to
         the requirement that, if at any time the Board shall determine that
         (i) the listing, registration or qualification of the shares of common stock subject or related thereto upon any securities exchange or under any state or federal law, or (ii) the consent or approval of any government regulatory body, or (iii) an agreement by the recipient of an award with respect to the disposition of shares of common stock, is necessary or desirable as a condition of, or in connection with, the granting of such award or the issue or purchase of shares of common stock thereunder, such award may not be consummated in whole or in part unless such listing, registration, qualification, consent, approval or agreement shall have been effected or obtained free of any conditions not acceptable to the Board.





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13.      RIGHTS OF A SHAREHOLDER.    The recipient of any award under the PLAN,
         unless otherwise provided by the PLAN, shall have no rights as a shareholder with respect thereto unless and until certificates for shares of common stock are issued to him.

14.      RIGHT TO TERMINATE EMPLOYMENT.    Nothing in the PLAN or in any
         agreement entered into pursuant to the PLAN shall confer upon any participant the right to continue in the employment of the COMPANY, or its subsidiaries, partnerships or joint ventures in which the COMPANY has at least a fifty (50%) percent ownership interest, or affect any right which the COMPANY, or such subsidiaries, partnerships or joint ventures, may have to terminate the employment of such participant. For purposes of this Plan and notwithstanding anything to the contrary contained elsewhere in this Plan, no termination of a Participant's employment with the Company within the meaning of this Plan shall be deemed to have occurred by virtue of the Company entering into any agreement with respect to, the public announcement of, the approval by the Company's shareholders or directors of, or the consummation of, any transaction or series of integrated transactions, if, prior to the occurrence of such transaction or series of integrated transactions, a majority of the Continuing Directors (as defined in Section 21 hereof) then in office determine that such transaction or series of integrated transactions should not be treated as a termination of a Participant's employment with the Company within the meaning of this Plan.

15.      WITHHOLDING.    Whenever the COMPANY proposes or is required to issue
         or transfer shares of common stock or debentures under the PLAN, the COMPANY shall have the right to require the recipient to remit to the COMPANY an amount sufficient to satisfy any federal, state and/or local withholding tax requirements prior to the delivery of any certificate or certificates for such shares or debentures. Whenever under the PLAN payments are to be made in cash, such payments shall be net of an amount sufficient to satisfy any federal, state and/or local withholding tax requirements.

16.      NON-ASSIGNABILITY.    No award under the PLAN shall be assignable or
         transferable by the recipient thereof except by will or by the laws of descent and distribution or by such other means as the Board may approve from time to time. During the life of the recipient, such award shall be exercisable only by such person's guardian or legal representative.

17.      NON-UNIFORM DETERMINATIONS.    The Board's determination under the
         PLAN (including without limitation determinations of the persons to receive awards, the form, amount and timing of such awards, the terms and provisions of such awards and the agreements evidencing same, and the establishment of values and performance targets)





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         need not be uniform and may be made by it selectively among persons who receive, or are eligible to receive, awards under the PLAN, whether or not such persons are similarly situated.

18.      ADJUSTMENTS IN STOCK.    In the event of a reclassification,
         recapitalization, merger, consolidation, reorganization, issuance of warrants, rights or debenture, stock dividend, stock split or reverse stock split, cash dividend, property dividend, including, without limitation, a distribution of the stock of a subsidiary, combination or exchange of shares, repurchase of shares, or any other change in corporate structure, which in the judgment of the Board, materially affects the value of the Company's shares, the Board shall determine the appropriate adjustments, if any, to (a) the number of shares of common stock which may be issued under the Plan and (b) the number of shares issuable and the exercise price per share pursuant to an outstanding award theretofore granted under this Plan.

19.      AMENDMENT OR TERMINATION.    The Board may amend, modify, suspend or
         terminate the PLAN at any time, except that any modification or amendment which would (a) increase the aggregate number of shares which may be issued under the PLAN (other than an increase pursuant to Paragraph 10(c) or Paragraph 18 hereof), (b) materially modify the requirements as to eligibility for participation in the PLAN, or (c) materially increase the benefits accruing to participants in the PLAN within the meaning of Rule 16B-3 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended ("Rule 16b-3"), shall be effective only if it is approved by the shareholders of the Company at the next annual meeting of shareholders after the date of adoption by the Board of such modification or amendment; provided, however, that to the extent that Rule 16b-3 is amended hereafter to eliminate the requirement of shareholder approval with respect to any amendment described in clauses (a), (b) or (c) of this sentence, shareholder approval shall not be required under this Paragraph 19. The termination or any modification, suspension or amendment of the PLAN shall not, without the consent of a participant, adversely affect the participant's rights under an award previously granted.

20.      DURATION OF THE PLAN.    The PLAN shall remain in effect until all
         awards under the PLAN have been satisfied by the issuance of shares or the payment of cash, but no award shall be granted more than ten (10) years after the date the PLAN is approved by the shareholders of the COMPANY which shall be its effective date.

21.      CHANGE IN CONTROL.    For purposes of the Plan, a "Change of Control"
         shall have occurred if:





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         (a)     Any corporation, person or other entity (other than the
                 COMPANY) makes a tender or exchange offer for shares of Common Stock and shares are purchased pursuant thereto ("Offer");

         (b) More than fifty (50%) percent of the COMPANY's Common Stock is acquired by any person or group;

         (c) During any period of two (2) consecutive years, individuals who at the beginning of such period were members of the Board cease for any reason to constitute at least a majority thereof (unless the election, or the nomination for election by the COMPANY's shareholders, of each new director was approved by a vote of at least (2/3) two-thirds of the directors then still in office who were directors at the beginning of the period); or

         (d) The shareholders of the COMPANY approve a definitive agreement to merge or consolidate the COMPANY with or into another corporation or to sell or otherwise dispose of substantially all its assets.

         In the event of occurrence of a Change of Control, then from and after the date of the first purchase of common stock pursuant to such offer, or the date on which public announcement of the acquisition of such percentage of stock shall have been made, or the date on which such change in the composition of the Board shall have occurred, or the date of any such shareholder approval, all stock options granted pursuant to the Plan which remain outstanding (except Incentive Stock Options granted prior to August 1, 1984) shall automatically become exercisable in full, whether or not otherwise exercisable. Notwithstanding the foregoing, no "Change of Control" shall be deemed to have occurred by virtue of any of the events set forth above if, prior to the occurrence of such event, a majority of the Continuing Directors then in office determine that such event should not be treated as a "Change of Control" for purposes of this Plan. "Continuing Director" shall mean any member of the Board of Directors of the Company who is a member of the Board of Directors as of the date of this Agreement and any person who subsequently becomes a member of the Board of Directors, if such person's nomination for election or election to the Board of Directors is recommended or approved by a majority of the Continuing Directors.





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